Exhibit 99.1 Press release dated September 6, 2017

PHI Group’s Subsidiary American Pacific Resources, Inc. Signs
Definitive Agreement to Acquire Majority Interest in 400-Acre Mining
Claims

Closing of Transaction Scheduled this September

New York, September 6, 2017 — PHI Group, Inc., (www.phiglobal.com; OTCQB: PHIL), a company focused on mergers and acquisitions and investments in natural resources, energy, agriculture, healthcare and special situations, announced today that its wholly owned subsidiary American Pacific Resources, Inc. (“APR”) has signed a definitive Agreement of Purchase and Sale (“Agreement”) to acquire a 51% interest in twenty-one mining claims over an area of 400 acres in Granite Mining District, Grant County, Oregon (“the Acquired Assets”).

According to the Agreement, APR (https://aprgold.com/) will pay a total of twenty-five million U.S. dollars, consisting of $20 million worth of PHI Group’s Series II Class A Preferred Stock and $5 million in cash and demand promissory note, for the Acquired Assets.

The PHI Group’s Series II Class A Preferred Stock is priced at $5 per share (“Original Price per Share”), carrying a cumulative dividend rate of 8%, redeemable at 120% premium to the Original Price per Share, and convertible to Common Stock of APR at 50% discount to the then relevant market price when APR has become a fully-reporting company or to Common Stock of PHI Group at 25% discount six months after issuance.

Subject to additional due diligence, the Company intends to close this transaction by the end of this September and start mining of gold and precious metals from the Acquired Assets in four to six months.

APR utilizes innovative HYMAX HD processing technology to recover precious metals from otherwise non-economically feasible stock. The estimated precious metals that can be recovered from these mining claims and other targeted properties include gold, silver, platinum, and palladium and could reach 6,770,000 ounces, which would be approximately three billion dollars at current prices.

Henry Fahman, CEO of PHI Group, said, “We look forward to closing this transaction in September and starting production as soon as possible. In the meantime, we will be able to generate revenues from sale of concentrated tailings to our processing partner in the next few months.”

About PHI Group

PHI Group (www.phiglobal.com) primarily focuses on mergers and acquisitions and invests in select industries and special situations that may substantially enhance shareholder value. PHI Group also provides M&A and consulting services through its wholly owned subsidiary, PHI Capital Holdings, Inc. (www.phicapitalholdings.com).

About American Pacific Resources

American Pacific Resources, Inc. (https://aprgold.com/), a Wyoming corporation incorporated in April 2016, is a wholly owned subsidiary of PHI Group, Inc. that serves as a holding company for the Company’s natural resources businesses.

Safe Harbor

This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of such forward-looking statements pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995.

Press Contact:

Henry Fahman

+1-702-475-5430

henry@phiglobal.com